Exhibit 10.31

SEVERENCE AGREEMENT

AND COMPLETE RELEASE OF ALL CLAIMS

This Severance Agreement and Complete Release of All Claims (“Agreement”) is entered into as of August 13, 2008, by and between George A. Schnug (“Employee”) and AmeriCold Logistics, LLC (“AmeriCold” or the “Company”), Yucaipa American Management, The Yucaipa Companies, L.L.C., Yucaipa American Alliance Fund I, LP, Yucaipa American Alliance (Parallel) Fund I, LP, Yucaipa American Alliance Fund II, LP, Yucaipa American Alliance (Parallel) Fund II, LP, Yucaipa Corporate Initiatives I, LP and Ronald W. Burkle (collectively, “the Yucaipa Parties”).

W I T N E S S E T H:

WHEREAS, Employee’s full-time employment as Chief Executive Officer with the Company will be terminated effective August 31, 2008 (“Termination Date”); and,

WHEREAS, Employee had an Employment Agreement with the Company called “Employment and Non-Solicitation and Non-Disclosure Agreement” which was effective November 1, 2005 (the “Employment Agreement”); and

WHEREAS, the parties intend to implement the provisions of paragraph 4 of the Employment Agreement in this Agreement and also desire to agree as to what provisions of the Employment Agreement shall continue in effect; and

WHEREAS, Employee as of the Termination Date will, at the discretion of Ronald W. Burkle, become the Chairman of the Board of the Company reporting specifically to Yucaipa American Management, LLC and Ronald W. Burkle with respect to Employee’s role as Chairman of the Board of the Company; and

WHEREAS, Employee does not have pending against the Company or any partner, member, employee, agent, officer, or director of the Company or the Yucaipa Parties any claim, charge, or action in or with any federal, state, or local court or administrative agency; and,

WHEREAS, Employee and the Company and the Yucaipa Parties desire to fully and finally resolve all matters between them regarding Employee’s employment as Chief Executive Officer of the Company;

NOW THEREFORE, in consideration of the mutual covenants and promises herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.                                       This Agreement and compliance with this Agreement shall not be construed as an admission by the Company or the Yucaipa Parties of any liability whatsoever, or as an admission by the Company or the Yucaipa Parties of any violation of the rights of Employee or any other person, or of a violation of any order, law, statute, duty or contract whatsoever.  The Company and the Yucaipa Parties specifically disclaim any liability to Employee or any other person for any alleged violation of the rights of Employee or any person or for any alleged violation of any order, law, statute, duty or contract on the part of the Company, the Yucaipa Parties, their respective employees or agents.

2.                                       Employee understands and agrees that he did not execute this Agreement without first being advised herein to consult with an attorney.

3.                                       (a)                                  If Employee delivers to the Company an executed copy of this Agreement, the Company will upon the expiration of the seven (7) day waiting period described below at paragraph 14(f):

(i)                                     Commencing September 1, 2008 pay to Employee one year’s salary of $600,000 in installments over a period of 12 months at the same time as other employees of the Company are paid.  Such payments will be less all normal deductions for state and federal taxes.

(ii)                                  For a period of one year from the Termination Date pay directly or reimburse Employee for all COBRA health insurance premiums.  The first COBRA payment is expected to be in September 2008 but the parties agree to cooperate concerning when the first COBRA payment date will be made.  In any event, Employee will be entitled to one year of COBRA premium payments, either paid directly to Employee or reimbursed to Employee.

(iii)                               Purchase Employee’s condominium located at 3445 Stratford Road, NE, #3503, Atlanta, GA 30326 for a gross amount of $617,000.  Company and Employee agree to cooperate with respect to this purchase which will be handled by a local escrow company.  The Company will be entitled to review and approve preliminary title reports and other evidences of title and shall only be required to purchase the condo described above if it is free and clear of all liens and encumbrances other than standard property taxes not yet due and payable and standard easements and rights of way.  The Company and Employee expect to enter into separate escrow instructions with a local escrow company concerning the purchase of the subject condo.

(iv)                              Reimburse Employee for moving expenses from Atlanta Georgia to the Los Angeles, California area not to exceed $25,000. Employee will be reimbursed by the Company within 30 days of presentation of appropriate receipts evidencing the moving expenses.

(v)                                 Payment to Employee of all amounts due and payable under the AmeriCold Supplemental Executive Retirement Plan which amount is currently estimated to be $204,514.18.

(vi)                              Pay to Employee on September 1, 2008 for all accrued but unused vacation.

(b)                                 The Company and Employee acknowledge and agree as follows:

(i)                                     from and after August 31, 2008 Employee is not an employee of the Company and the employment of Employee by the Company has terminatee effective August 31, 2008.

(ii)                                  Employee and Ronald W. Burkle have discussed the fact that Employee will be offered a position as an operating partner with Yucaipa American Management LLC on terms and conditions to be agreed upon.  The Company shall have no obligation or liability with respect to this arrangement.

(iii)                               The Employment Agreement referenced above which was effective November 1, 2005 shall terminate with respect to paragraphs 1, 2, 3 and 4 but shall remain effective with respect to paragraph 5.  If the provisions in the Employment Agreement conflict with the provisions of this Agreement, then the provisions of the Employment Agreement shall control with respect to the provisions of paragraph 5 of the Employment Agreement.

(iv)                              The Employee, the Company and the Yucaipa Parties acknowledge that no agreement has been reached concerning whether any bonus is due and payable to Employee for any periods of time.  Whether or not a bonus will be due and payable shall be within the sole discretion of Ronald W. Burkle.

(v)                                 Effective as of August 31, 2008 Employee will become Chairman of the Company.  The appointment as Chairman is at the discretion of Ronald W. Burkle, and Employee agrees and acknowledges that he will serve as Chairman at the pleasure and sole discretion of Ronald W. Burkle, who can remove Employee as Chairman at any time for any or no reason.  As Chairman he will not have any specific operational duties but will act as a consultant to the Company pursuant to directions from Yucaipa American Management and Ronald W. Burkle.  No officer of the Company, including its President and Chief Executive Officer will report to the Chairman.

(vi)                              Employee acknowledges and agrees that he is not entitled to any equity interest, stock, stock options, warrants or like security of any kind or character with respect to the Company or any of the entities that make up the Company.

(c)                                  Receipt of the payments described above in paragraph 3(a) are wholly contingent upon (1) Employee’s informed and voluntary decision to execute this Agreement and (2) Employee’s faithful compliance with its terms.

4.                                       In consideration of the above, Employee agrees:

(a)                                  that the payments and agreements described at paragraph 3(a)  above shall constitute the entire amount of consideration provided to him under this Agreement and that he will not seek any further compensation for any other claimed damage, costs, or attorneys’ fees in connection with the matters encompassed in this Agreement;

(b)                                 and represents that he has not filed any complaints, claims or actions against the Company or the Yucaipa Parties or their respective partners, members, officers, agents, directors, supervisors, employees, or representatives (the “Company, et al.”) with any state, federal, or local agency or court and that he will not do so at any time hereafter;

(c)                                  that he will keep the fact, terms and amount of this Agreement completely confidential and that he will not hereafter disclose any information concerning this Agreement to anyone, provided that any party hereto may make such disclosures as are required by law and as are necessary for legitimate law enforcement, accounting, tax  or compliance purposes;

(d)                                 that he has not removed any Company confidential or proprietary records, data or information or Company property from the Company and agrees that he shall not remove any such records, data, information or property; and he shall retain no copies of Company confidential or proprietary records, data, or information concerning the Company, et al. or property thereof in his possession, which shall be returned to the Company immediately; and

5.                                       Employee acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any amounts received by him pursuant to this Agreement.  Employee agrees to pay federal or state taxes, if any, which are required by law to be paid with respect to this settlement.  Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against the Company for any amounts claimed due on account of this Agreement, or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by the Company by reason of any such claims, including any amounts paid by the Company as taxes, attorneys’ fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise.

6.                                       In further consideration of the mutual promises herein, Employee hereby waives and forever releases, individually and collectively, the Company, et al. from any and all charges, complaints, claims, rights, demands, liabilities, causes of action, losses, costs or expenses of any kind whatsoever, known or unknown, suspected or unsuspected (“claim” or “claims”) which Employee may now have, has ever had or may have in the future against the Company, et al., by reason of any act or omission occurring up to and including the date of this Agreement or arising out of his employment with the Company including, but not limited to, claims based upon expressed or implied contract, covenants of fair dealing and good faith, age discrimination, wrongful discharge, the Age Discrimination Act and Employment Acts, Title VII of the Civil Rights Act of 1964, the payment of wages or overtime, and any other applicable federal, state or local laws, ordinances and regulations.  This includes without limitation all claims related to or in any manner incidental to his employment with the Company or termination therefrom.  This release does not, however, apply to or waive any rights Employee may have under applicable workers’ compensation laws for claims that may have arisen on or prior to the Termination Date.

7.                                       Employee and the Company understand the word “claims” to include all actions, claims, causes of action or grievances, whether actual or potential, known or unknown, and specifically, but not exclusively all claims arising out of his employment with the Company and his termination.  All such claims (including attorneys’ fees and costs) are barred by this Agreement, and without regard to whether those claims are based on any alleged breach of a duty arising in contract or tort, by statute or law; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause of action; and regardless of the form in which it might be brought.

8.                                       Confidential Information and Trade Secrets.

(a)                                  Employee shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to Company (or which Company has a right to use), including, without limitation, confidential or proprietary information with respect to Company’s or it’s operations, investments, potential investments, investors, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee thereof).  Confidential, proprietary and trade secret information does not include information that is publically available.

(b)                                 Employee and the Company agree not to disclose the terms or existence of this Agreement or the circumstances surrounding Employee’s performance with or departure from the Company to any person, agency, institution, company, or other entity unless the counter party agrees to such disclosure in advance and in writing, provided that Employee may, without such permission, disclose that Employee has amicably resigned from his position and make such disclosures as are required by courts or government agencies of appropriate jurisdiction or otherwise by law, including disclosures to taxing agencies, and disclose the terms of this Agreement to his attorney(s), accountant(s), tax advisor(s), and other professional service provider(s), as reasonably necessary.  However, to the extent Employee discloses information about the terms of this Agreement, Employee agrees to instruct such person(s) that the terms of this Agreement are strictly confidential and are not to be revealed to anyone else except as required by law.

9.                                       Non-Disparagement.

(a)                                  Employee will not disparage or denigrate to any person any aspect of his past relationship with the Yucaipa Parties or the Company, nor the character of the Company or its affiliates or the Company’s owners, partners, agents, representatives, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony requested of Employee by any court or government agency.  In the event any government agency or any of the Company’s present or future labor unions, adverse parties in actual or potential litigation, suppliers, service providers, employees or customers initiate communications with Employee, Employee agrees that he will inform any such persons, consistent with this paragraph, of his change in status and direct such persons to an appropriate office or current employee of Company.

(b)                                 The Company and its executives and employees will not disparage or denigrate to any person any aspect of Employee’s past relationship with the Company,  nor the character of Employee, whether past, present or future and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony requested of the Company by any court or government agency.  In the event any government agency or any of Employee’s present or future or potential employers or business partners initiates communications with the Company, the Company agrees that they will inform any such persons, consistent with this paragraph, of Employee’s amicable change in status and direct such persons to an appropriate officer or employee who will inform any such persons, consistent with this paragraph of Employee’s amicable change in status with respect to the Company.

10.                                 Non-Solicitation.  From August 31, 2008 through the third anniversary thereof, Employee shall not, without the prior written approval of the Company, directly or indirectly, solicit, raid, entice or induce any person who was at any time during Employee’s service with the Company therewith an employee of the Company to become employed by any other person, firm or corporation in any business.

11.                                 This Agreement shall be governed by and construed in accordance with California State law.

12.                                 Employee expressly waives all rights under Section 1542 of the California Civil Code, which section Employee has read and which Employee fully understands.  Section 1542 provides as follows:

A general release does not extend to claims which a creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

13.                                 It is expressly understood and agreed by the parties that this Agreement is in full accord, satisfaction, and discharge of doubtful and disputed claims and that this Agreement has been executed with the express intention of effectuating the legal consequences provided for in Section 1541 provides as follows:

An obligation is extinguished by a release therefrom given to the debtor by the creditor, upon a new consideration, or in writing, with or without new consideration.

14.                                 Employee understands and agrees that he:

(a)                                  has carefully read and fully understands all of the provisions of this Agreement;

(b)                                 is, through this Agreement, releasing the Company, et al. from any and all claims he may have against the Company, et al.;

(c)                                  knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

(d)                                 knowingly and voluntarily intends to be legally bound by the same;

(e)                                  was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of Employee’s choice prior to executing this Agreement;

(f)                                    has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until this revocation period has expired;

(g)                                 understands that rights or claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621, et seq. that may arise from any event after the date of this Agreement is executed are not waived; and

(h)                                 has had the opportunity to consider this Agreement for a full twenty-one (21) days before executing it.

15.                                 This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns.  Employee expressly warrants that he has not transferred to any person or entity any rights, causes of action or claims released in the Agreement.

16.                                 The parties hereto represent and acknowledge that in executing this Agreement, they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties; agents, attorneys or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise other than those specifically stated in this Agreement.

17.                                 Should any provision of the Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and any illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of the Agreement.

18.                                 The Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties.

19.                                 This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties.

20.                                 Employee further understands and agrees that if, at any time, he violates any term of this Agreement, the Company shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to liquidated damages and any other damages from any court of competent jurisdiction located in the State of California, and the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees.

AGREED AND UNDERSTOOD:

Employee:		AMERICOLD LOGISTICS, LLC

/s/ George A. Schnug		By:	/s/ Jozef Opdeweegh
George A. Schnug
		Name:	Jozef Opdeweegh
		Title:	Chief Executive Officer

Dated:	August 15, 2008	Dated:	August 15, 2008

/s/ Ronald W. Burkle
Ronald W. Burkle

		Dated:	August 15, 2008

THE YUCAIPA COMPANIES, L.L.C.

		By:	/s/ Robert P. Bermingham
Robert P. Bermingham
Vice President and Secretary

YUCAIPA AMERICAN MANAGEMENT LLC

		By:	/s/ Robert P. Bermingham
Robert P. Bermingham
Vice President and Secretary

		Dated:	August 15, 2008

YUCAIPA AMERICAN ALLIANCE FUND I, LP

		By:	/s/ Robert P. Bermingham
Robert P. Bermingham
Vice President and Secretary

		Dated:	August 15, 2008

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND I, LP

By:	/s/ Robert P. Bermingham
Robert P. Bermingham
Vice President and Secretary

Dated:	August 15, 2008

YUCAIPA AMERICAN ALLIANCE FUND II, LP

By:	/s/ Robert P. Bermingham
Robert P. Bermingham
Vice President and Secretary

Dated:	August 15, 2008

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, LP

By:	/s/ Robert P. Bermingham
Robert P. Bermingham
Vice President and Secretary

Dated:	August 15, 2008

YUCAIPA CORPORATE INITIATIVES FUND I, LP

By:	/s/ Robert P. Bermingham
Robert P. Bermingham
Vice President and Secretary

Dated:	August 15, 2008

ACKNOWLEDGMENT OF RECEIPTS

Receipt is acknowledged by the undersigned of the SEVERANCE AGREEMENT AND COMPLETE RELEASE OF ALL CLAIMS, a copy of which is attached to this Acknowledgment.

Date:	August 15, 2008	,	/s/ George A. Schnug
George A. Schnug